CHAPPELL WHITE LLP
                               COUNSELLORS AT LAW
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                           BOSTON, MASSACHUSETTS 02210

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                                                             April 13, 2000


Board of Directors, SPECTRAScience, Inc.
14405 Avenue N, Suite 111
Minneapolis, MN  55447

          Re: SPECTRAScience, Inc. - Registration Statement on Form SB-2, File
              No. 333-84213

Gentlemen:

         We have acted as counsel for SPECTRAScience, Inc., a Minnesota corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement (the "Registration Statement") on Form SB-2, File No. 333-84213, under the Securities Act of 1933, relating to the registration of 2,790,037 shares of the Company's Common Stock, par value $.25 per share (the "Common Stock") of which 1,389,703 shares currently are outstanding (the "Outstanding Registrable Shares"), and 1,400,334 shares currently are issuable upon the exercise or conversion, as the case may be, of outstanding warrants, options and a convertible demand note (the "Issuable Registrable Shares").

         We have examined the Certificate of Incorporation and the By-Laws of the Company, the Registration Statement, the minutes of the various meetings and consents of the Board of Directors of the Company relating to the offering of the Common Stock, and such other documents, certificates, records, authorizations, proceedings, statutes and decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others. Finally, we assume that the Issuable Registrable Shares will be issued pursuant to the due exercise or conversion, as the case may be, of the underlying warrants, options or convertible demand note in accordance with their respective terms.

         The opinions expressed herein are based solely upon our review of the documents and other materials expressly referred to above. We have not reviewed any other documents in rendering such opinions. Such opinions are therefore qualified by the scope of that document examination.

         Based on the foregoing, we are of the opinion that the Outstanding Registrable Shares are, and when issued upon the exercise or conversion of the underlying warrants, options or convertible demand note, as the case may be, the Issuable Registrable Shares will be, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

         We hereby consent to be named in the Registration Statement and the Prospectus as attorneys who have passed upon legal matters in connection with the offering of the securities offered thereby under the caption "Legal Matters." We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,



                                                     /s/ CHAPPELL WHITE LLP

                                                     CHAPPELL WHITE LLP